News Release

HOPE BANCORP ANNOUNCES PLANNED RETIREMENT
OF DIRECTORS CHUNG HYUN LEE AND JIN CHUL JHUNG

LOS ANGELES - March 23, 2021 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today announced that Chung Hyun Lee and Jin Chul Jhung have each advised the board of directors of their decision not to stand for re-election at the 2021 Annual Meeting of Stockholders (the “Meeting”) and will retire from the boards of the Company and Bank following the election of directors at the Meeting.

Mr. Lee, age 79, is the founding director of the former Center Bank which merged with the former Nara Bank as a merger of equals (the “First MOE”) in 2011 creating the former BBCN Bank. BBCN Bank later merged with Wilshire Bank as a second merger of equals in 2016 creating Bank of Hope. Mr. Lee has served continuously on the board of directors for 35 years since the founding of Center Bank in 1986. “It has been my greatest honor to serve on the board of this Bank,” said Lee. “I am so proud of all the work we have done to foster growth and prosperity in our communities. After 35 years, I am looking forward to my retirement later this year and have great comfort in knowing that the Bank is under the guidance of a committed, competent board that is ready, willing and able to take it beyond its current position as the representative bank of the Korean-American community.”

Mr. Jhung, age 77, joined the board of directors of the former Center Bank in 1998 and, as Chairman from 2009 to 2010, was instrumental in the signing of the definitive agreement for the First MOE. “I have been incredibly fortunate to work with so many talented professionals on the board, and we have clearly made a mark in history by completing two successful mergers of equals,” said Jhung. “Today, Bank of Hope is a sound, diversified regional bank with a significantly strengthened risk infrastructure, and I believe now is an opportune time for me to make way for renewed energy and even greater diversification at the board level.”

“On behalf of the entire board of directors, I express my deepest gratitude to Mr. Lee and Mr. Jhung for their tremendous contributions to Bank of Hope over the years,” said Kevin S. Kim, Chairman, President and Chief Executive Officer of Hope Bancorp, Inc. “They have each been pillars of this organization, and they will forever be remembered as part of our family. We wish them all the best in their retirement from the board.”

The date and time of the 2021 Annual Meeting of Stockholders will be announced with the filing of a definitive proxy statement in April 2021.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $17.1 billion in total assets as of December 31, 2020. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Contacts:

Alex Ko EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

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